EXHIBIT (1)

This share transfer involves the securities of foreign companies.  The offer is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial information included in this document was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and all of its officers and directors are residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

This document has been translated from the Japanese-language original for reference purposes only.  While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original.  Such Japanese-language original shall be the controlling document for all purposes.

May 25, 2009

To whom it may concern:

Company Name: The Bank of Ikeda, Ltd.
Name of Representative: Moritaka Hattori, Director and President
(Stock Code: 8375, First Section of the Tokyo Stock Exchange, First Section of the Osaka Securities Exchange)

Company Name: The Senshu Bank, Ltd.
Name of Representative: Norimasa Yoshida, President and Director
(Stock Code: 8372, First Section of the Osaka Securities Exchange)

Notification with Respect to Conclusion of an Agreement concerning the Establishment of a Joint Holding Company (Share Transfer) by The Bank of Ikeda, Ltd. and The Senshu Bank, Ltd. and the Preparation of a Share Transfer Plan

The Bank of Ikeda, Ltd. (President: Moritaka Hattori, “The Bank of Ikeda”) and The Senshu Bank, Ltd. (President: Norimasa Yoshida, “The Senshu Bank”; together with The Bank of Ikeda, the “Banks”) have resolved, at the respective meetings of the Boards of Directors of The Bank of Ikeda and The Senshu Bank held on May 25, 2009 to establish a holding company (the “Joint Holding Company”) on October 1, 2009 (scheduled) through a joint share transfer (the “Share Transfer”), conditional upon the approval of the respective general meetings of shareholders of both companies and the relevant authorities.  At the same meetings of the Boards of Directors, The Bank of Ikeda and The Senshu Bank also approved resolutions pertaining to the profile of the Joint Holding Company, the terms and conditions of the Share Transfer and other matters.  Pursuant to such resolutions, the parties to the Share Transfer entered into an agreement concerning the business integration of The Bank of Ikeda and The Senshu Bank (the “Integration Agreement”) and prepared a plan for the Share Transfer (the “Share Transfer Plan”) on May 25, 2009.  In connection with the foregoing we would like to provide notice of the following.

1.	Background and Purpose for Business Integration through Share Transfer

(1)	Purpose of the Business Integration

The Bank of Ikeda and The Senshu Bank’s purpose for the business integration (the “Business Integration”) is to develop the supreme regional financial institution, which will be an independent financial group, representing the Kansai region.  The new financial group (the “New Financial Group”), comprising The Bank of Ikeda, The Senshu Bank and the Joint Holding Company, plans to promote regional financial stability and sound development of the regional economy through an expansion of its operating structure considering its public mission as a regional financial institution.  In addition, the New Financial Group also plans to enhance convenience for regional customers, and its quality of service and internal control, while maintaining its independence of management.

(2)	Form of the Business Integration

The Joint Holding Company which will be established through the Share Transfer will hold all of the shares of The Bank of Ikeda and The Senshu Bank.

2.	Post-Business Integration Policy

(1)
The Bank of Ikeda and The Senshu Bank have formulated the following management principle and management policy for the purpose of improving the overall strength and unity of the New Financial Group, to enable it to contribute to regional society as an independent financial group representing the Kansai region:

•	Management Principle

Strive to become a financial group that is “loved” by the regional community by providing services tailored to customers’ needs, while valuing “broad networks of relationships” and “an enterprising spirit”.

•	Management Policy

1.	Create a “most trusted by customers” financial group which respects personal relationships and promotes honest and approachable banking.

2.	Create a financial group with a commanding regional presence by researching and predicting trends to provide advanced, high-quality services.

3.	Pursue transparent operations and live up to the trust of the shareholders, while maintaining a competitive edge through strong financial standing, high profitability and management efficiency.

4.	Promote ‘coexistence with the region’ by utilizing industrial, academic and management networks for business matching.

5.	Focus on gaining the trust of the community through compliance with laws and regulations and corporate activities that are considerate of the environment.

6.
Provide a workplace for employees of the financial group which encourages employees to exercise talents and develop skills, with an emphasis on proactive self improvement, thereby contributing to the development of upstanding citizens.

(2)
In consideration of the purpose of the Business Integration, and in order to maximize the resulting synergy effects, The Senshu Bank will merge into The Bank of Ikeda approximately six months after the Joint Holding Company is established.  Accordingly, The Bank of Ikeda and The Senshu Bank will establish an integration preparation team promptly after the consummation of the Integration Agreement.

(3)
The Bank of Ikeda and The Senshu Bank are planning to integrate their operating systems, using The Bank of Ikeda’s system as a base, in January 2012.  Both the accounting systems and the systems responsible for information management (excluding subsystems) will be integrated, based on convenience for customers and other factors.

(4)
After the Business Integration, The Bank of Ikeda and The Senshu Bank will continue to consider the possibility of making their respective operating subsidiaries of the Joint Holding Company, grouped according to business function.

(5)	Independence of the New Financial Group

The New Financial Group will continue to maintain a close relationship with the Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”), Mitsubishi UFJ Financial Group, Inc. (“MUFG” and, together with BTMU, subsidiaries of MUFG other than BTMU and closely related parties of MUFG, the “MUFG Group”).  However, the New Financial Group and the Joint Holding Company have agreed upon the following measures concerning the voting rights of the Joint Holding Company in order to improve the independence of the New Financial Group as a regional financial institution.

•
It is expected that, as a result of the Share Transfer, BTMU will hold approximately 36% of the shares of common stock of the Joint Holding Company, thereby making the Joint Holding Company its equity-method affiliate.  However, BTMU will dispose of the portion of the common stock of the Joint Holding Company that it owns in excess of one third of the total number of issued and outstanding shares of common stock of the Joint Holding Company as soon as possible after the Share Transfer.  BTMU will then dispose of the portion of the common stock of the Joint Holding Company that it owns in excess of 20% of the total number of issued and outstanding shares of the Joint Holding Company.  These disposals are expected to be conducted as soon as possible, by means of a trust to be established before March 31, 2010 solely for the purpose of selling such common stock and other measures.

•	BTMU intends the 20% shareholding set forth above to be held not only by itself but also held by other members of the MUFG Group.

•
In addition to the measures set forth above, BTMU has assured The Bank of Ikeda and The Senshu Bank that it will reduce the percentage of shares of the Joint Holding Company held by MUFG, BTMU and subsidiaries of MUFG other than BTMU as against the total number of issued and outstanding shares of the Joint Holding Company to less than 10% by the end of September 2012, or at its earliest opportunity but no later than the end of September 2014.  The shareholding ratio of MUFG, BTMU, subsidiaries of MUFG other than BTMU and their closely related parties will be reduced to less than 15% within the same timeframe.  Through these reductions, it is expected that the Joint Holding Company will no longer be an equity-method affiliate of each of the companies in the MUFG Group.

(6)	Basic Policy of the New Financial Group
Please see the attached “Basic Policy of the Business Integration”.

3.	Summary of Share Transfer

(1)	Schedule of the Share Transfer

May 30, 2008 (Friday)	Meetings of the Board of Directors (the Banks) to approve the basic agreement pertaining to the Share Transfer (the “Basic Agreement”)
May 30, 2008 (Friday)	Conclusion of the Basic Agreement (the Banks)
March 31, 2009 (Tuesday)	Record date for the Ordinary General Meetings of Shareholders (the Banks)
May 25, 2009 (Monday)	Meetings of the Board of Directors (the Banks) to approve the Integration Agreement and the Share Transfer Plan (the Banks)
May 25, 2009 (Monday)	Conclusion of the Integration Agreement (the Banks) and formulation of the Share Transfer Plan.

June 26, 2009 (Friday) (scheduled)	Ordinary General Meetings of Shareholders (approval of the Share Transfer Plan) (the Banks)
September 25, 2009 (Friday) (scheduled)	Delisting of shares from the Tokyo Stock Exchange Group, Inc. (the “Tokyo Stock Exchange”) (The Bank of Ikeda)
September 25, 2009 (Friday) (scheduled)	Delisting of shares from the Osaka Securities Exchange Co., Ltd. (the “Osaka Securities Exchange”) (the Banks)
October 1, 2009 (Thursday) (scheduled)	Incorporation and registration of the Joint Holding Company (Effective date of the Share Transfer)
October 1, 2009 (Thursday) (scheduled)	Listing of shares of the Joint Holding Company
If the necessity arises in the course of proceedings of the Share Transfer, or other compelling circumstances arise, changes to the schedule may be made upon consultation between the two banks.

(2)	Details of Allocation in Share Transfer (Share Transfer Ratio)

Name	The Bank of Ikeda	The Senshu Bank
Share Transfer Ratio	18.5	1

(Note 1)	1.	18.5 shares of the common stock of the Joint Holding Company will be allocated and delivered per share of common stock of The Bank of Ikeda.

2.	1 share of the common stock of the Joint Holding Company will be allocated and delivered per share of common stock of The Senshu Bank.

3.	18.5 shares of the first-class preferred stock of the Joint Holding Company will be allocated and delivered per share of the first-class preferred stock of The Bank of Ikeda.

4.	18.5 shares of the second-class preferred stock of the Joint Holding Company will be allocated and delivered per share of the second-class preferred stock of The Bank of Ikeda.

5.
Information has not been provided concerning the share transfer ratio to be applied in the Share Transfer (the “Share Transfer Ratio”) in respect of The Senshu Bank’s Series 1 Preferred Stock because The Senshu Bank anticipates that such preferred stock will be converted into shares of common stock of The Senshu Bank before the effective date of the Share Transfer (the “Effective Date of Share Transfer”).

In accordance with Article 234 of the Company Law of Japan (the “Company Law”) and other relevant laws and regulations, the Joint Holding Company is expected to deliver cash to the shareholders of The Bank of Ikeda and The Senshu Bank who are entitled to receive a fractional share of common stock, first-class preferred stock or second-class preferred stock of the Joint Holding Company through the Share Transfer.  Cash will be paid to such shareholders in an amount corresponding to the number of fractional shares of the Joint Holding Company that he or she is entitled to receive.

The Share Transfer Ratio set forth above may change if material changes occur to any of the terms and conditions upon which it was calculated.

(Note 2)	Number of Newly Issued Joint Holding Company Shares to be Delivered through the Share Transfer (Scheduled)

Common stock:	Such number of shares representing the total of (i) 940,231,599 shares, and (ii) the number of shares calculated by multiplying the shares of common stock of The Senshu Bank that are issued to shareholders for the period between April 1, 2009 and August 1, 2009 in exchange for The Senshu Bank’s Series 1 Preferred Stock (fractional shares shall be truncated and disregarded) by one.

First-class preferred stock:	111,000,000 shares

Second-class preferred stock:	115,625,000 shares

The number of newly issued Joint Holding Company shares to be delivered through the Share Transfer has been calculated based on the total number of issued and outstanding shares of The Bank of Ikeda and those of The Senshu Bank as of March 31, 2009.  This number of shares may change if The Bank of Ikeda or The Senshu Bank cancel any of their respective treasury shares, or if the stock acquisition rights in respect of The Bank of Ikeda’s bonds with stock acquisition rights are exercised before the Joint Holding Company is established.

(Note 3)	Number of Joint Holding Company Shares Constituting a Trading Unit

Common stock:                                      100 shares
Preferred stock:                                      100 shares

(3)	Calculation of Share Transfer Ratio

a.	Common Stock
(i)	Basis of Calculation
In order to ensure the fairness of the calculation of the Share Transfer Ratio, The Bank of Ikeda requested Nomura Securities Co., Ltd. (“Nomura Securities”) to calculate the Share Transfer Ratio, and The Senshu Bank requested Morgan Stanley Securities Co., Ltd. (“Morgan Stanley Securities”) and American Appraisal Japan Co., Ltd. (“American Appraisal”), respectively, to calculate the Share Transfer Ratio.

Nomura Securities used three methods to calculate the Share Transfer Ratio: (i) the average market price method, because share values exist for both of the Banks; (ii) the comparable companies method, in order to compare the Banks, from a financial perspective, with other listed companies engaged in similar businesses; and (iii) the dividend discount model method (“DDM method”), in order to reflect the future business activities of the Banks.  The results derived from each method are as follows (the following calculation ranges for the Share Transfer Ratio show the calculation range for the number of shares of Joint Holding Company common stock to be allocated per share of The Bank of Ikeda common stock, assuming that one share of Joint Holding Company common stock is allocated per share of The Senshu Bank common stock).

	Calculation Method	Share Transfer Ratio
①	Average market price method	16.0 〜 17.4
②	Comparable companies method	8.1 〜 24.9
③	DDM method	17.6 〜 21.1

When conducting its calculations in accordance with the average market price method, Nomura Securities established a calculation date as of May 22, 2009 and analyzed (i) the value of the shares of The Bank of Ikeda and The Senshu Bank on the calculation date and (ii) the average closing stock prices of the Banks during the periods (a) five business days immediately preceding the calculation date, and (b) from May 12, 2009, the business day immediately following the announcement of the “Revisions to Earnings Forecasts for the Fiscal Year ended March 31, 2009”, which was released by The Senshu Bank on May 11, 2009,  to the calculation date, in order to reflect the impact of such notification in the calculations.

Nomura Securities, when calculating the Share Transfer Ratio, used information furnished by The Bank of Ikeda and The Senshu Bank and information that was publicly available.  In using such information, Nomura Securities assumed the accuracy and completeness of all such information and materials, and did not independently verify such accuracy and completeness.  Nomura Securities did not independently analyze or evaluate individual assets and liabilities or otherwise independently value, appraise or assess the assets and liabilities (including any contingent liabilities) of the Banks and their affiliated companies, and did not engage any third party institution for an appraisal or valuation assessment.  The Share Transfer Ratio calculation rendered by Nomura Securities reflects information and economic conditions which were current as of May 22, 2009.  In addition, Nomura Securities assumed that the financial forecasts of the Banks (including profit plans and other information) were reasonably prepared based on the best estimates of and judgment by the respective management of the Banks.

In order to conduct a multifaceted analysis of the market prices of the stock, future earning capabilities and other relevant characteristics of The Bank of Ikeda and The Senshu Bank, Morgan Stanley Securities included the results of its analyses of the Banks in accordance with the market price method, the comparable companies method and the DDM method in its calculation of the Share Transfer Ratio.

The results derived from Morgan Stanley Securities’ calculations are as follows (the following calculation ranges for the Share Transfer Ratio show the calculation range for the number of shares of Joint Holding Company common stock to be allocated per share of The Bank of Ikeda common stock, assuming that one share of Joint Holding Company common stock is allocated per share of The Senshu Bank common stock).

	Calculation Method	Share Transfer Ratio
①	Market price method	16.0 〜 20.3
②	Comparable companies method	3.3 〜 21.9
③	DDM method	7.2 〜 22.8

Morgan Stanley Securities, when calculating the Share Transfer Ratio, primarily used information furnished by The Bank of Ikeda and The Senshu Bank and information that was publicly available in their original form.  In using such information, Morgan Stanley Securities assumed the accuracy and completeness of all such information and materials, and did not independently verify such accuracy and completeness.  Morgan Stanley Securities did not independently value, appraise or assess the assets and liabilities (including any off-balance sheet assets and liabilities or other contingent liabilities) of the Banks and their affiliated companies, and did not engage any third party institution for an appraisal or valuation assessment.  In addition, Morgan Stanley Securities assumed that the financial forecasts and information pertaining to the synergies expected to result from the Share Transfer of the Banks were reasonably prepared and reflect the best estimates of and judgment by the respective management of the Banks.  The Share Transfer Ratio calculation rendered by Morgan Stanley Securities reflects the information and other materials described above which were current as of May 24, 2009.

In order to conduct a multifaceted analysis of the market prices of the stock, future earning capabilities and other relevant characteristics of The Bank of Ikeda and The Senshu Bank, American Appraisal included the results of its analyses of the Banks in accordance with the market price method, the comparable companies method and the discounted cash flow (“DCF method”) in its calculation of the Share Transfer Ratio.

The results derived from American Appraisal’s calculations are as follows (the following calculation ranges for the Share Transfer Ratio show the calculation range for the number of shares of Joint Holding Company common stock to be allocated per share of The Bank of Ikeda common stock, assuming that one share of Joint Holding Company common stock is allocated per share of The Senshu Bank common stock).

	Calculation Method	Share Transfer Ratio
①	Market price method	16.0 〜 20.3
②	Comparable companies method	12.6 〜 28.0
③	DCF method	13.4 〜 21.9

American Appraisal, when calculating the Share Transfer Ratio, primarily used information furnished by The Bank of Ikeda and The Senshu Bank and information that was publicly available in their original form.  In using such information, American Appraisal assumed the accuracy and completeness of all such information and materials, and did not independently verify such accuracy and completeness.  American Appraisal did not independently value, appraise or assess the assets and liabilities (including any off-balance sheet assets and liabilities or other contingent liabilities) of the Banks and their affiliated companies, and did not engage any third party institution for an appraisal or valuation assessment.  In addition, American Appraisal assumed that the financial forecasts and information pertaining to the synergies expected to result from the Share Transfer of the Banks were prepared based on the best estimates of the respective management of the Banks.  The Share Transfer Ratio calculation rendered by American Appraisal reflects the information and other materials described above which were current as of May 22, 2009.

(ii)	Background of Calculation

The Bank of Ikeda referred to the Share Transfer Ratio calculations rendered by Nomura Securities in its consideration of the Share Transfer Ratio, and The Senshu Bank referred to the Share Transfer Ratio calculations rendered by Morgan Stanley Securities and American Appraisal.  The comprehensive considerations the Banks conducted in respect of the Share Transfer Ratio included such factors as the financial and asset conditions of each company and their future forecasts.  As a result of thorough negotiations and discussions concerning the Share Transfer Ratio, The Bank of Ikeda and The Senshu Bank reached the conclusion that the Share Transfer Ratio set forth above is appropriate and formally agreed upon and resolved to apply such Share Transfer Ratio in the Share Transfer on May 25, 2009.

The Bank of Ikeda received an opinion dated May 25, 2009 from Nomura Securities to the effect that, based on the preconditions and certain other conditions described above, the agreed-upon Share Transfer Ratio is, from a financial perspective, appropriate for the common stock shareholders of The Bank of Ikeda.  The Senshu Bank received an opinion dated May 25, 2009 from American Appraisal to the effect that, based on certain conditions, the agreed-upon Share Transfer Ratio is, from a financial perspective, reasonable for common stock shareholders of The Senshu Bank.

(iii)	Relationship with the Appraisers

Neither Nomura Securities nor American Appraisal is a Related Party (as defined below) of The Bank of Ikeda or The Senshu Bank.  The definition of a related party (such parties as defined, collectively, a “Related Party”) are provided in Article 15-4 of the Regulations Concerning Terminology, Forms and Methods of Preparation of Consolidated Financial Statements (the “Consolidated Financial Statements Regulations”) (which includes consolidated subsidiaries) and in Article 8, Paragraph 17 of the Regulations Concerning Terminology, Forms and Methods of Preparation of Financial Statements (the “Financial Statements Regulations”).

The following information is pertinent to the relationship between The Senshu Bank and Morgan Stanley Securities, The Senshu Bank’s appraiser: (1) Morgan Stanley, Morgan Stanley Securities’ parent company, and Mitsubishi UFJ Financial Group, Inc., The Senshu Bank’s parent company, agreed to a strategic capital alliance (the “Capital Alliance”) on September 29, 2008; (2) pursuant to the Capital Alliance, MUFG purchased convertible preferred stock and redeemable preferred stock of Morgan Stanley in a total investment of 9 billion USD on October 13, 2008; (3) MUFG purchased 29,375,000 shares of common stock of Morgan Stanley on May 22, 2009 (New York time) through the public offering announced by Morgan Stanley on May 7, 2009 (New York time), in exchange for the redemption of some of the Morgan Stanley redeemable preferred stock that it already held.  As a result of its series of investments in Morgan Stanley, MUFG may acquire more than 20% of the voting rights of Morgan Stanley, once the Morgan Stanley convertible preferred stock already owned by MUFG are converted into common stock; (4) Morgan Stanley has appointed a director that MUFG selected in accordance with the Capital Alliance; (5) on March 26, 2009, Morgan Stanley and MUFG entered into a Memorandum of Understanding concerning the establishment of a new company through the integration of Morgan Stanley Securities and Mitsubishi UFJ Securities Co., Ltd., a consolidated subsidiary of MUFG, and a global alliance strategy between the two companies continues to be the subject of ongoing evaluations and discussions by and between MUFG and Morgan Stanley.

In consideration of the relationship with Morgan Stanley Securities described above, The Senshu Bank requested American Appraisal to calculate the Share Transfer Ratio and prepare the opinion described above, in addition to and separate from its request to Morgan Stanley Securities to calculate the Share Transfer Ratio.

Morgan Stanley Securities is not a Related Party of The Bank of Ikeda.

b.	Preferred Stock

Unlike common stock, the first-class preferred stock and the second-class preferred stock (together, the “Preferred Stock”) issued by The Bank of Ikeda do not have market prices.  Accordingly, upon consideration of the Share Transfer Ratio in respect of common stock, the Banks have agreed that the Joint Holding Company will issue new first-class preferred stock and second-class preferred stock under the same terms and conditions (upon reflecting the allocation ratio) as the terms and conditions of the respective Preferred Stock.  In the Share Transfer, 18.5 shares of the first-class preferred stock of the Joint Holding Company will be allocated and delivered per share of The Bank of Ikeda’s first-class preferred stock, and 18.5 shares of the second-class preferred stock of the Joint Holding Company will be allocated and delivered per share of The Bank of Ikeda’s second-class preferred stock.

(4)	Treatment of Stock Acquisition Rights and Bonds with Stock Acquisition Rights issued by Wholly-Owned Subsidiaries

As set forth in its “Notification with Respect to the Premature Redemption of Convertible Bonds with Stock Acquisition Rights”, The Bank of Ikeda plans to redeem its 3rd unsecured subordinated bonds with nondetachable stock acquisition rights before maturity at full face value, pursuant to Article 9, Paragraph (2) of the regulations governing their issue, by the day immediately preceding the day of establishment of the Joint Holding Company.

The Senshu Bank has not issued any stock acquisition rights or bonds with stock acquisition rights.

(5)	Treatment of Treasury Stock of Wholly-Owned Subsidiaries

The Bank of Ikeda and The Senshu Bank will cancel shares of treasury stock owned by them, to the extent practicable, by the day preceding the Effective Date of Share Transfer.

(6)	Application for Listing of the Joint Holding Company

The Bank of Ikeda and The Senshu Bank will apply to list the shares of the newly-established Joint Holding Company on the Tokyo Stock Exchange and the Osaka Securities Exchange.  Shares of the Joint Holding Company are expected to be listed on October 1, 2009.  Moreover, because The Bank of Ikeda and The Senshu Bank will each become a wholly-owned subsidiary of the Joint Holding Company as a result of the Share Transfer, in accordance with the shares of the Joint Holding Company being listed, shares of The Bank of Ikeda are scheduled to be delisted from the Tokyo Stock Exchange and the Osaka Securities Exchange on September 25, 2009 and

shares of The Senshu Bank are scheduled to be delisted from the Osaka Securities Exchange on September 25, 2009.  The actual date on which the shares will be delisted will be determined in accordance with the regulations of the Tokyo Stock Exchange and the Osaka Securities Exchange for the shares of The Bank of Ikeda and the Osaka Securities Exchange for the shares of The Senshu Bank.

4.	Profile of Relevant Parties to Share Transfer

				(as of March 31, 2009)
(1)	Name	The Bank of Ikeda, Ltd.		The Senshu Bank, Ltd.
(2)	Principal Business	Banking services		Banking services
(3)	Date of Incorporation	September 1, 1951		January 25, 1951
(4)	Location of Head Office	2-1-11, Jonan, Ikeda, Osaka		26-15, Miyamoto-cho, Kishiwada, Osaka
(5)	Name and Title of Representative	Moritaka Hattori, Director and President		Norimasa Yoshida, President and Director
(6)	Paid-in Capital	76.865 billion Japanese yen		44.575 billion Japanese yen
(7)	Total Number of Issued and Outstanding Shares	Common stock:	25,927,437 shares	Common stock: Series 1 preferred stock:	460,574,015 shares 7,530,000 shares
		First-class preferred stock:	6,000,000 shares
		Second-class preferred stock:	6,250,000 shares
(8)	Net Assets (consolidated)	57.5 billion Japanese yen		74 billion Japanese yen
(9)	Total Assets (consolidated)	2,550 billion Japanese yen		2,221.1 billion Japanese yen
(10)	Deposits (non-consolidated)	2,253.7 billion Japanese yen		1,844.9 billion Japanese yen
(11)	Loans (non-consolidated)	1,665.6 billion Japanese yen		1,729.9 billion Japanese yen
(12)	Fiscal Year End	March 31		March 31
(13)	Number of Employees (consolidated)	1,294		1,430
(14)	Number of Business Locations (including Regional Offices)	76		64
(15)	Number of ATMs Outside Branches (among which, number of “Patsat” ATMs)	102 locations (61 locations, 46 railway stations)		74 locations
(16)	Major Shareholders and Shareholding Ratio	Japan Trustee Services Bank, Ltd.	7.40%	The Bank of Tokyo-Mitsubishi UFJ, Ltd.	67.26%
		Mizuho Corporate Bank, Ltd.	3.51%	NIPPONKOA Insurance Co., Ltd.	2.01%
		Hankyu Hanshin Holdings, Inc.	3.45%	The Senshu Bank Employee Accumulation Stock Plan (Senshu Ginkou Shokuin Mochikabukai)	1.28%
		The Bank of Tokyo-Mitsubishi UFJ, Ltd.	3.43%	Mizuho Corporate Bank, Ltd.	1.04%
		Obayashi Corporation	3.04%	Nankai Electric Railway Co., Ltd.	0.94%
		The Master Trust Bank of Japan Ltd.	2.59%	Japan Trustee Services Bank, Ltd. (Trust account 4)	0.88%
		Tokio Marine & Nichido Fire Insurance Co., Ltd.	2.07%	Tokio Marine & Nichido Fire Insurance Co., Ltd.	0.88%
		Daikin Industries, Ltd.	1.85%	Sanshin Co., Ltd.	0.86%
		ITAMI SANGYO CO., LTD.	1.79%	Nippon Life Insurance Company	0.84%
		Shinko Securities Co., Ltd.	1.46%	Japan Asia Investment Co., Ltd.	0.66%

(17)	Relationship between the Relevant Parties	Capital relationship	None
		Personnel relationship	None
		Transactional relationship	Initiatives such as alliances concerning ATM services and foreign currency exchange, and mutual participation in business matching fairs and corporate conferences.
		Status of relationship with related parties	None

(18)	Business Results for the Latest Three Fiscal Periods
(millions of Japanese yen, except for per share figures)
	The Bank of Ikeda, Ltd.			The Senshu Bank, Ltd.
Fiscal Year End	March 31, 2007	March 31, 2008	March 31, 2009	March 31, 2007	March 31, 2008	March 31, 2009
Total income (consolidated)	83,616	88,452	83,201	55,453	57,721	59,052
Banking profit (loss) (non-consolidated)	20,788	(47,089)	(2,439)	15,759	7,858	7,298
Core banking profit non-consolidated (net banking profit)	14,082	9,751	17,943	13,614	11,608	8,072
Ordinary income (loss) consolidated	10,109	(64,118)	(34,736)	8,559	2,675	(293)
Net income (loss) consolidated	5,685	(54,968)	(37,453)	9,864	2,800	63
Net income (loss) per share (Japanese yen) consolidated	224.34	(2,122.78)	(1,446.52)	21.46	5.97	(0.00)
Dividend per share (Japanese yen)	65.00	0.00	0.00	5.00	5.00	5.00
Net assets per share (Japanese yen)	4,232.63	1,437.85	65.99	195.58	177.98	146.94
(Note 1)      The amounts listed above in “Dividend per share” represent dividends in respect of common stock.

5．	Profile of New Company to be Established through Share Transfer

(1)	Company Name	Senshu Ikeda Holdings, Inc.
(2)	Principal Business	Management and other related operations of banks and affiliates whose shares can be held in accordance with the Banking Act and other related operations.
(3)	Location of Head Office	18-14 Chayamachi, Kita-ku, Osaka City, Osaka Prefecture (Osaka Umeda Ikegin Building)
(4)	Representatives and Executives (scheduled)	Representative Director and Chairman	Norimasa Yoshida	Current President and Director of The Senshu Bank
		Representative Director, President and CEO	Moritaka Hattori	Current Director and President of The Bank of Ikeda

		Director	Shoichi Ogawa	Current Deputy President and Senior Executive Officer of The Bank of Ikeda

		Director	Takashi Toyonaga	Current Deputy President and Director of The Senshu Bank
		Director	Noboru Komiya	Current Senior Managing Director and Senior Executive Offer of The Bank of Ikeda
		Director	Kiyotsugu Ito	Current Senior Managing Director of The Senshu Bank
		Director	Kazuhiro Masao	Current Senior Managing Director and Senior Executive Offer of The Bank of Ikeda
		Director	Akihide Takigawa	Current Managing Director of The Senshu Bank
		Director	Hirohisa Fujita	Current Managing Director of The Bank of Ikeda
		Director	Kazuyuki Kataoka	Current Senior Executive Officer of Mitsubishi UFJ Lease & Finance Company Limited
		Director (Outside)	Nobuo Kuroyanagi	Current Chairman of the Board of The Bank of Tokyo-Mitsubishi UFJ, Ltd.
		Corporate Auditor	Katsutoshi Horii	Current Corporate Auditor of The Bank of Ikeda
		Corporate Auditor	Motoyasu Tsuji	Current Auditor of The Senshu Bank
		Corporate Auditor (Outside) *	Toshiaki Imanaka	Current Corporate Auditor (Outside) of The Bank of Ikeda
		Corporate Auditor (Outside) *	Toshiaki Sasaki	Current Corporate Auditor (Outside) of The Senshu Bank
		Substitute Auditor (Outside) (Substitute Auditor for Toshiaki Sasaki, Corporate Auditor (Outside))	Kazumasa Kuboi	Current Substitute Auditor of The Senshu Bank
		Substitute Auditor (Outside) (Substitute Auditor for Toshiaki Imanaka, Corporate Auditor (Outside))	Taro Ohashi	Current Corporate Auditor (Outside) of The Bank of Ikeda
* Outside corporate auditor as defined in Article 2, Section 16 of the Company Law.
(5)	Paid-in Capital	50 billion Japanese yen

(6)	Retained Earnings	12.5 billion Japanese yen
(7)	Net Assets (consolidated)	Not yet determined
(8)	Total Assets (consolidated)	Not yet determined
(9)	Fiscal Year End	March 31
(10)	Listed Securities Exchange	Tokyo Stock Exchange, Osaka Securities Exchange
(11)	Accounting Auditor	Ernst & Young ShinNihon LLC
(12)	Share Transfer Agent	Mitsubishi UFJ Trust and Banking Corporation
(13)
Accounting Treatment in Conjunction with the Share Transfer

The accounting treatment to be applied to the Share Transfer is currently under ongoing evaluations and discussions with the Accounting Auditor.  The overview of the accounting treatment will be disclosed as soon as it is determined.

(14)
Prospects of Impact of Share Transfer on Business Results

The business results forecasts and other information pertaining to the Joint Holding Company are currently being prepared.  Such information will be disclosed as soon as it is determined.

(15)
Others

The Share Transfer will be conducted conditional upon the satisfaction of the various terms and conditions in connection with the Share Transfer, including the approval of the respective meetings of the shareholders of The Bank of Ikeda and The Senshu Bank,  the submission of filings to, and receipt of approval from, regulatory authorities in Japan and overseas, as required by the relevant laws and regulations, and in the absence of any other event that poses a material impediment to the execution of the Share Transfer.

(End of document)

【Contact information for enquiries in connection with the Share Transfer】
The Bank of Ikeda, Ltd.	Nobuaki Nanchi, General Manager, Corporate Planning Division (+81)-72-751-3526
The Senshu Bank, Ltd.	Akira Tahara, General Manager of Management Planning Division (+81)-72-423-7441